 Exhibit 99.1

Energy Fuels Inc. Announces Election of Directors and Results of Shareholder Meeting; Appointment of Large Shareholders to Board

LAKEWOOD, CO, May 17, 2017 /CNW/ - Energy Fuels Inc. (NYSE MKT:UUUU; TSX:EFR) ("Energy Fuels" or the "Company") announces the results of the election of directors and other matters at its annual meeting of shareholders (the "Meeting") held on May 17, 2017 in Lakewood, Colorado. In addition, the Company announces the appointment of two additional large shareholders to its Board of Directors (the "Board"). The Board and Management now cumulatively own or represent approximately 11.7% of the issued and outstanding shares of the Company.

Meeting Results

The six nominees proposed by management for election as directors were elected by a show of hands. Proxies were received as follows:

Nominee	Votes For	% For	Votes Withheld	% Withheld
Stephen P. Antony	11,945,781	95.29%	590,871	4.71%
J. Birks Bovaird	11,439,884	91.25%	1,096,768	8.75%
Ames Brown	11,964,979	95.44%	571,673	4.56%
Paul A. Carroll	11,436,273	91.22%	1,100,379	8.78%
Bruce D. Hansen	11,442,947	91.28%	1,093,705	8.72%
Dennis L. Higgs	12,020,968	95.89%	515,684	4.11%

At the Meeting, shareholders also voted to approve the appointment of KPMG LLP as the auditors of the Company. Details of each of these matters are set out in the Management Information Circular of the Company dated March 23, 2017. A report of voting results for each resolution presented at the Meeting prepared in accordance with National Instrument 51-102 has been filed under the Company's profile on SEDAR at www.sedar.com.

Appointment of Two New Directors

Following the annual meeting of shareholders, the Board appointed Messrs. Benjamin Eshleman III and Robert W. Kirkwood to serve as directors pursuant to the Board's power to increase the size of the Board by up to one-third in number between annual meetings of shareholders. As previously reported on May 9, 2017, these two individuals bring successful track-records of achieving financial profitability, while leading and operating oil, natural gas, and uranium mining enterprises. The Company believes they will bring new perspectives and leadership to the Company as we navigate a promising, yet challenging uranium market.

As a result of the appointment of Messrs. Eshleman and Kirkwood, the Board and Management of Energy Fuels hold or represent approximately 11.7% of the issued and outstanding shares of the Company. The Company believes this figure demonstrates continuing support of some of the Company's largest shareholders, as well as the Company's comprehensive focus on, and commitment to, operating the business for the benefit of the shareholders.

About Energy Fuels:  Energy Fuels is a leading integrated US-based uranium mining company, supplying U3O8 to major nuclear utilities. Energy Fuels holds three of America's key uranium production centers, the White Mesa Mill in Utah, the Nichols Ranch Processing Facility in Wyoming, and the Alta Mesa Project in Texas. The White Mesa Mill is the only conventional uranium mill operating in the U.S. today and has a licensed capacity of over 8 million pounds of U3O8 per year. The Nichols Ranch Processing Facility is an ISR production center with a licensed capacity of 2 million pounds of U3O8 per year. Alta Mesa is an ISR production center currently on care and maintenance. Energy Fuels also has the largest NI 43-101 compliant uranium resource portfolio in the U.S. among producers, and uranium mining projects located in a number of Western U.S. states, including one producing ISR project, mines on standby, and mineral properties in various stages of permitting and development. The Company also produces vanadium as a co-product of its uranium production from certain of its mines on the Colorado Plateau, as market conditions warrant. The Company's common shares are listed on the NYSE MKT under the trading symbol "UUUU", and on the Toronto Stock Exchange under the trading symbol "EFR".

Cautionary Note Regarding Forward-Looking Statements:  Certain information contained in this news release, including any information relating to: the Company being a leading producer of uranium in the U.S.; the skills and experiences Messrs. Eshleman and Kirkwood may bring to the Board, as well as the benefits expected from adding them to the Board, including helping to ensure that the interests of the Board are aligned with the interests of shareholders; and any other statements regarding Energy Fuels' future expectations, beliefs, goals or prospects; constitute forward-looking information within the meaning of applicable securities legislation (collectively, "forward-looking statements"). All statements in this news release that are not statements of historical fact (including statements containing the words "expects", "does not expect", "plans", "anticipates", "does not anticipate", "believes", "intends", "estimates", "projects", "potential", "scheduled", "forecast", "budget" and similar expressions) should be considered forward-looking statements. All such forward-looking statements are subject to important risk factors and uncertainties, many of which are beyond Energy Fuels' ability to control or predict. A number of important factors could cause actual results or events to differ materially from those indicated or implied by such forward-looking statements, including without limitation factors relating to: the Company being a leading producer of uranium in the U.S.; the skills and experiences Messrs. Eshleman and Kirkwood may bring to the Board, as well as the benefits expected from adding them to the Board, including helping to ensure that the interests of the Board are aligned with the interests of shareholders; and other risk factors as described in Energy Fuels' most recent annual report on Form 10-K and quarterly financial reports. Energy Fuels assumes no obligation to update the information in this communication, except as otherwise required by law. Additional information identifying risks and uncertainties is contained in Energy Fuels' filings with the various securities commissions which are available online at www.sec.gov and www.sedar.com. Forward-looking statements are provided for the purpose of providing information about the current expectations, beliefs and plans of the management of Energy Fuels relating to the future. Readers are cautioned that such statements may not be appropriate for other purposes. Readers are also cautioned not to place undue reliance on these forward-looking statements, that speak only as of the date hereof.

SOURCE Energy Fuels Inc.

View original content: http://www.newswire.ca/en/releases/archive/May2017/17/c2901.html

%CIK: 0001385849

For further information: Energy Fuels Inc., Curtis Moore - VP - Marketing & Corporate Development, (303) 974-2140 or Toll free: (888) 864-2125, investorinfo@energyfuels.com, www.energyfuels.com

CO: Energy Fuels Inc.

CNW 18:15e 17-MAY-17